Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2015 with respect to the consolidated financial statements and financial highlights, and Schedule 12-14 and our report dated March 10, 2015 with respect to the Senior Securities table of HMS Income Fund, Inc. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Senior Securities” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas
November 23, 2015